GAP INC. REPORTS SEPTEMBER SALES DOWN 3 PERCENT;
COMPARABLE STORE SALES DOWN 7 PERCENT

SAN FRANCISCO - Oct. 11, 2007 - Gap Inc. (NYSE: GPS) today reported net sales of $1.43 billion for the five-week period ended October 6, 2007, which represents a 3 percent decrease compared with net sales of $1.46 billion for the five-week period ended September 30, 2006. Due to the 53rd week in fiscal year 2006, September 2007 comparable store sales are compared to the five-week period ended October 7, 2006. On this basis, the company's comparable store sales for September 2007 decreased 7 percent compared with a 3 percent decrease as reported in September 2006.

Comparable store sales by division for September 2007 were as follows:

  Gap North America: negative 10 percent versus negative 5 percent last year
  Banana Republic North America: negative 2 percent versus positive 3 percent last year
  Old Navy North America: negative 8 percent versus negative 3 percent last year
  International: negative 2 percent versus negative 6 percent last year

"Our merchandise margins in September were in line with last year and we are comfortable with our inventory levels, which we continue to manage tightly heading into the important holiday season," said Sabrina Simmons, executive vice president of Gap Inc. finance.

Year-to-date net sales of $9.85 billion for the thirty-five weeks ended October 6, 2007, increased 1 percent compared with net sales of $9.76 billion for the thirty-five weeks ended September 30, 2006. Due to the 53rd week in fiscal year 2006, fiscal year 2007 year-to-date comparable store sales are compared to the thirty-five week period ended October 7, 2006. On this basis, the company's year-to-date comparable store sales decreased 4 percent, compared with a 7 percent decrease as reported in the prior year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

October Sales

The company will report October sales on November 8, 2007.

Third Quarter 2007 Earnings

Gap Inc. will release its third quarter earnings via press release on November 21, 2007, at 7:30 a.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s third quarter results in a live conference call and webcast at approximately 8:00 a.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com .

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding year-over-year change in inventory per square foot at the end of the third quarter of fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company's business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company's supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended August 4, 2007.

These forward-looking statements are based on information as of October 11, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

Greg Rossiter

415-427-2360